NL REPORTS FIRST QUARTER 2014 RESULTS

DALLAS, TEXAS - May 8, 2014 - NL Industries, Inc. (NYSE:NL) today reported net income attributable to NL stockholders of $3.8 million, or $.08 per share, in the first quarter of 2014 compared to a net loss attributable to NL stockholders of $2.1 million, or $.04 per share, in the first quarter of 2013.

Net sales increased 20% in the first quarter of 2014 compared to the same period of 2013 primarily due to strong demand within CompX’s security products business line, including new product sales for an existing government customer, increased market penetration in electronic locks and strong demand in transportation markets.  Income from operations attributable to CompX increased to $3.3 million in the first quarter of 2014 compared to $1.4 million in the first quarter of 2013, primarily due to improved coverage of fixed manufacturing costs over increased production volumes to meet the higher demand for CompX’s products.

Kronos’ net sales of $420.1 million in the first quarter of 2014 were $43.5 million, or 9% lower than in the first quarter of 2013 primarily due to lower average TiO2 selling prices and lower sales volumes.  Kronos’  average TiO2 selling prices were 5% lower in the first quarter of 2014 as compared to the first quarter of 2013, and average selling prices at the end of the first quarter of 2014 were 4% lower than at the end of 2013, with lower prices primarily in export markets that resulted from competitive pressures.  As a result, Kronos experienced significantly lower sales to its generally lower-margin export markets in the first quarter of 2014 as compared to the same period in 2013.  TiO2 sales volumes for the first quarter of 2014 decreased 7% as compared to the first quarter of 2013, with the lower volumes in export markets offset in part by increased demand in certain European markets.  Fluctuations in currency exchange rates also affected Kronos’ net sales comparisons, increasing net sales by approximately $7 million as compared to the first quarter of 2013.  The table at the end of this press release summarizes how each of these items impacted the overall decrease in Kronos’ sales.

Kronos’ income from operations increased by $72.9 million from a loss of $46.9 million in the first quarter of 2013 to income of $26.0 million in the first quarter of 2014 primarily due to the net effects of lower raw materials and other production costs (primarily caused by lower third-party feedstock ore costs), lower average TiO2 selling prices and lower sales volumes.  As expected, Kronos’ cost of sales per metric ton of TiO2 sold in the first quarter of 2014 was significantly lower than TiO2 sold in the first quarter of 2013, primarily due to lower raw material costs.  Kronos’ TiO2 production volumes were 2% lower in the first quarter of 2014 as compared to the first quarter of 2013.  Kronos’ production capacity utilization rates in the first quarter of 2014 were impacted by the lockout at the Canadian production facility, as restart of production at the facility did not begin until February 2014.  Kronos operated its production facilities at overall average capacity utilization rates of 90% in the first quarter of 2014, primarily as a result of the restart of production at its Canadian facility.  Fluctuations in currency exchange rates increased Kronos’ income from operations by approximately $8 million in the first quarter of 2014 compared to the first quarter of 2013.

As previously reported, In February 2013, Kronos recognized an aggregate $6.6 million pre-tax charge (NL’s equity interest was $.9 million, or $.02 per share, net of income taxes) consisting of the write-off of unamortized original issue discount and deferred financing costs related to the voluntary prepayment of $290 million of its prior term loan.

Insurance recoveries reflect, in part, amounts we received from certain of our former insurance carriers and relate to the recovery of prior lead pigment and asbestos litigation defense costs incurred by us.  Such insurance recoveries aggregated $.8 million (or $.01 per share, net of income taxes) in the first quarter of 2014 compared to $.6 million (or $.01 per share, net of income taxes) in the first quarter of 2013.

Corporate expenses were lower in the first quarter of 2014 compared to the first quarter of 2013 primarily due to lower environmental remediation and related costs in 2014.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although NL believes that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, we continue to face many risks and uncertainties.  Among the factors that could cause actual future results to differ materially include, but are not limited to:

•	Future supply and demand for our products
•	The extent of the dependence of certain of our businesses on certain market sectors
•	The cyclicality of our businesses (such as Kronos’ TiO2 operations)
•	Customer inventory levels
•	Unexpected or earlier-than-expected industry capacity expansion (such as the TiO2 industry)
•
Changes in raw material and other operating costs (such as energy, ore, zinc and brass costs) and our ability to pass those costs on to our customers or offset them with reductions in other operating costs

•	Changes in the availability of raw material (such as ore)
•
General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for, among other things, TiO2 and component products)

•	Competitive pricing, products, and substitute products
•	Customer and competitor strategies
•	Potential consolidation of Kronos’ competitors
•	The impact of pricing and production decisions
•	Competitive technology positions
•	Potential difficulties in integrating future acquisitions
•	Potential difficulties in implementing new manufacturing and accounting software systems
•	The introduction of trade barriers
•	Possible disruption of Kronos’ or CompX’s business, or increases in our cost of doing business resulting from terrorist activities or global conflicts
•	The impact of current or future government regulations (including employee healthcare benefit related regulations)
•
Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar), or possible disruptions to our business resulting from potential instability resulting from uncertainties associated with the euro

•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions and cyber attacks)
•	Decisions to sell operating assets other than in the ordinary course of business
•	Kronos’ ability to renew or refinance debt
•	Our ability to maintain sufficient liquidity
•	The timing and amounts of insurance recoveries
•	The extent to which our subsidiaries or affiliates were to become unable to pay us dividends
•	Uncertainties associated with CompX’s development of new product features
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters
•	Our ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefits of which have been recognized under the more-likely-than-not recognition criteria
•
Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities or new developments regarding environmental remediation at sites related to our former operations)

•
Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including us, with respect to asserted health concerns associated with the use of such products)

•	The ultimate resolution of pending litigation (such as our lead pigment and environmental matters)
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

NL Industries, Inc. is engaged in the component products (security products and performance marine components), chemicals (TiO2) and other businesses.

NL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except earnings per share)
(Unaudited)

	Three months ended
	March 31,
	2013	2014

Net sales	$21.4	$25.8
Cost of sales	15.4	18.0

Gross margin	6.0	7.8

Selling, general and administrative expense	4.6	4.5
Other operating income (expense):
Insurance recoveries	.6	.8
Other income, net	-	.1
Corporate expense and other, net	(4.9)	(4.3)

Loss from operations	(2.9)	(.1)

Equity in earnings (loss) of Kronos Worldwide, Inc.	(12.5)	4.3

General corporate items:
Interest and dividend income	.7	.8

Income (loss) before income taxes	(14.7)	5.0

Income tax expense (benefit)	(12.7)	1.0

Net income (loss)	(2.0)	4.0

Noncontrolling interest in net income of subsidiary	.1	.2

Net income (loss) attributable to NL stockholders	$(2.1)	$3.8

Net income (loss) per share attributable to NL stockholders	$(.04)	$.08

Weighted average shares used in the
calculation of net income (loss) per share	48.7	48.7

NL INDUSTRIES, INC.
COMPONENTS OF LOSS FROM OPERATIONS
(In millions)
 (Unaudited)

	Three months ended
	March 31,
	2013	2014

CompX - component products	$1.4	$3.3
Insurance recoveries	.6	.8
Other income, net	-	.1
Corporate expense	(4.9)	(4.3)

Loss from operations	$(2.9)	$(.1)

CHANGE IN KRONOS’ TiO2 SALES
(Unaudited)

Three months ended
March 31,
2014 vs. 2013

Percentage change in sales:
TiO2 product pricing	(5)%
TiO2 sales volume	(7)%
TiO2 product mix	1%
Changes in currency exchange rates	2%

Total	(9)%